Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), entered into as of May 7, 2015 by and between National Holdings Corporation, a Delaware corporation (the “Company”), and Glenn C. Worman (the “Executive”).

W I T N E S S E T H:

WHEREAS, Company desires to employ the Executive as its Executive Vice President – Finance upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Executive is willing to accept such employment upon such terms;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	EMPLOYMENT AND DUTIES

1.1.     Term of Employment. The Executive’s employment under this Agreement shall commence as of May 7, 2015 (the “Effective Date”) and shall continue until May 5, 2017 unless earlier terminated hereunder (such period being herein referred to as the “Term”).

1.2.     General.

1.2.1.     During the Term, the Executive shall have the title of Executive Vice President – Finance of the Company, which shall be deemed to be a senior management position of the Company reporting to the Chief Executive Officer of the Company and the Board of Directors of the Company. The Company’s Chief Financial Officer and finance staff will report directly to the Executive. Executive shall also serve in such other offices and capacities as may be appointed or delegated by the Chief Executive Officer or the Board from time to time which may include the positions of Chief Financial Officer and/or Principal Financial Officer and/or Principal Accounting Officer of the Company.

1.2.2.     The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Chief Executive Officer and the Board of Directors. The Executive's responsibilities shall include, among other things, to render executive, policy, operations and other management services to the Company of the type customarily provided by persons situated in similar executive and management capacities.

1.2.3.     The Executive shall serve the Company loyally, faithfully and to the best of the Employee’s abilities and shall devote the Employee’s full working time and efforts to the performance of the Employee’s duties hereunder. The Executive shall not engage in any business or other activity that interferes with the performance of the Executive’s obligations under this Agreement and, specifically, shall not engage in any business similar to the Company’s business as defined in the Company’s then most recently filed Form 10-K apart from the Employee’s employment hereunder during the Term.

2.	COMPENSATION

            2.1.     Base Salary. During the Term, the Executive shall be entitled to receive a base salary at a rate of Two Hundred and Eighty Thousand Dollars ($280,000) per annum during the first twelve months of the Term, and a base salary at the rate of Two Hundred and Ninety Thousand dollars ($290,000) per annum during the second twelve months of the Term (“Base Salary”). The Base Salary shall be payable in arrears in equal installments not less frequently than on a monthly basis in accordance with the payroll practices of the Company. The Base Salary may be increased by the recommendation of the Compensation Committee of the Board of Directors and as approved by the majority vote of the entire Board.

2.2.     Signing Bonus. The Company shall pay the Executive a signing bonus equal to $75,000, payable in two installments as follows: the first installment of $40,000 shall be payable on the ninetieth (90th) day after the Effective Date and the second installment of $35,000 shall be payable on July 1, 2016, provided in each case that the Executive is still employed with the Company on the applicable payment date.

2.3     Initial Performance Bonus. The Executive shall be entitled to a guaranteed bonus equal to $100,000, which represents a six month performance bonus, to be paid no later than December 31, 2015 provided the Executive remains employed until such payment date. At least $80,000 of such bonus shall be paid in cash and the remainder shall be payable in cash or fully vested shares of common stock in the discretion of the Company.

2.4     Annual Performance Bonus. Beginning with the first fiscal year that begins after the Effective Date (i.e. October 1, 2015), the Executive will be paid a bonus with respect to each fiscal year (the “Bonus”) at such time and in such amount as determined by the Compensation Committee of the Board, but not later than the December 15th immediately following the fiscal year end. Executive will be included in the Executive Bonus Pool for senior executive officers. Except as provided herein, the Executive must be employed with the Company on the last day of the fiscal year in order to receive a Bonus for such year. Notwithstanding the foregoing, upon termination of employment due to expiration of the Term on April 30, 2017 (or any extended Term) (and not due to early termination pursuant to Sections 5.1.1 through 5.1.6), the Executive shall be eligible to receive a pro-rata Bonus for the fiscal year in which his employment terminates equal to the Bonus he would have received had he remained employed through the end of the fiscal year multiplied by a fraction, the numerator of which is the number of days he worked during the 2017 fiscal year and the denominator of which is 365. Such pro-rata bonus shall be paid at the same time the Bonus otherwise would have been payable if employment continued.

2.5     Initial Option Grant. On the Effective Date, the Company shall grant to the Executive, non-qualified options to purchase up to 180,000 shares of common stock of the Company pursuant to the Company’s 2013 Omnibus Incentive Plan or any other stock option plan of the Company in effect at the time of grant (the “Plan”). Such options shall vest according to the following vesting schedule: (i) 60,000 options shall vest immediately upon grant, one third of such options shall have an exercise price of $4.50 per share, one third of such options shall have an exercise price of $5.50 per share and one third of such options shall have an exercise price of $6.00 per share; (ii) 60,000 options shall vest on the first anniversary of the Effective Date, one third of such options shall have an exercise price of $4.50 per share, one third of such options shall have an exercise price of $5.50 per share and one third of such options shall have an exercise price of $6.00 per share; (iii) and 60,000 options shall vest on the second anniversary of the Effective Date, one third of such options shall have an exercise price of $4.50 per share, one third of such options shall have an exercise price of $5.50 per share and the remainder of such options shall have an exercise price of $6.00 per share. Notwithstanding the foregoing, the options granted pursuant to this paragraph that are unvested as of a Change in Control (as defined in the Plan) shall become immediately vested upon the Change in Control, provided the Executive is still employed with the Company at such time.

2.6.     Additional Compensation. In addition to the Base Salary and the bonuses as described above, the Executive shall be entitled to receive such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may from time to time be awarded him by the Compensation Committee or the Board during or in respect of his employment hereunder. The Base Salary, the bonuses and such other compensation may be increased by the recommendation of the Compensation Committee of the Board and as approved by the majority vote of the entire Board.

2.7.     Reimbursement of Expenses. The Company shall reimburse the Executive for the reasonable expenses incurred by him in the performance of his duties hereunder, in accordance with current practice, including, without limitation, those incurred in connection with business related travel or entertainment, provided that the Executive properly accounts for such expenses in accordance with Company policy.

3.	PLACE OF PERFORMANCE

In connection with his employment by the Company, the Executive shall be based in the New York City Metropolitan Area, subject to the mutual agreement of the Executive and Company to relocate him to another office of the Company.

4.	EMPLOYEE BENEFITS

4.1.     Benefit Plans. The Executive shall, during the Term, be included, to the extent eligible thereunder, in all employee benefit plans, programs or arrangements of general application (including, without limitation, any plans, programs or arrangements providing for retirement benefits, options and other equity-based incentive compensation, profit sharing, bonuses, disability benefits, health and life insurance, or vacation and paid holidays) which shall be established by the Company, for, or made available to, its respective senior executives (“Benefits”). During the Term, the Benefits described in this paragraph 4 may only be reduced as a result of a general reduction for all senior executives of the Company.

4.2.     Vacation. The Executive shall be entitled to not less than four (4) weeks vacation at full pay for each year during the Term. Such vacation may be taken in the Executive’s discretion, and at such time or times as are not inconsistent with the reasonable business needs of the Company.

5.	TERMINATION OF EMPLOYMENT

5.1.     General. The Executive’s employment may be terminated with or without cause prior to the expiration of the Term only on the following circumstances:

5.1.1.     Death. The Executive’s employment shall terminate upon his death.

5.1.2.     Disability. If, as a result of the Executive’s Disability (as defined below), the Executive shall have been absent from his duties under this Agreement for ninety (90) consecutive days, or for an aggregate of one hundred twenty (120) days during any 360 consecutive day period, the Company may terminate the Executive’s employment upon fifteen (15) days prior written notice following the last day of such ninety (90) day or one hundred twenty (120) day period as the case may be. For purposes hereof, “Disability” shall mean that the Executive is unable to perform his normal and customary duties hereunder as a result of physical or mental incapacity, illness or disability.

5.1.3     Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause. Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board.

(i)     the failure or refusal by the Executive to substantially perform his obligations under this Agreement or any directive of the Board which is not inconsistent with the terms of this Agreement, or any material breach of this Agreement by the Executive (other than any such failure resulting from the Executive’s Disability) or of any of the Company’s policies or procedures; provided, however, that the Company shall have provided the Executive with written notice that such actions are occurring and the Executive has been afforded a reasonable opportunity of at least ten (10) days to cure same; or

(ii)     the indictment of the Executive for a felony or other crime involving moral turpitude or dishonesty, or the conviction of the Executive or the plea of nolo contendere by the Executive to a misdemeanor (other than traffic infractions); or

(iii)      a material breach of Section 7 or Section 8 hereof or a breach of any representation contained in this Agreement by the Executive; or

(iv)      a breach of fiduciary duty to the Company involving personal profit; or

(v)      an act of dishonesty in connection with his employment with the Company; or

(vi)      the Executive’s possession or use of illicit drugs or a prohibited substance, to the extent that in the reasonable determination of the Board it impairs his ability to perform his duties and responsibilities; or

(vii)      the Executive having committed acts or omissions constituting gross negligence or willful misconduct (including theft, fraud, embezzlement, and securities law violations) which is injurious to the Company, monetarily; or

(viii) the Executive having committed any material violation of, or material noncompliance with, any securities law, rule or regulation or stock exchange or Nasdaq Stock Market regulation rule relating to or affecting the Company; or

(ix) the Executive’s material failure or refusal to honestly provide a certificate in support of the chief executive officer’s and/or principal executive officer’s certification required under the Sarbanes-Oxley Act of 2002, or any other filings under the federal securities laws including the rules and regulations promulgated thereunder.

5.1.4.     Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason (as defined below) by delivering to the Board written Notice of Termination, as defined below. “Good Reason” means that, without the express written consent of the Executive, any of the following events occurs: (i) there is any material reduction or diminution (except temporarily during any period of Disability) in the Executive’s authority, duties or responsibilities with the Company; (ii) the Executive is required to report to someone other than the Company’s Chief Executive Officer or the Board of Directors; or (iii) there is a material breach by the Company of any material provision of this Agreement, including a material reduction in the Base Salary or the relocation of the Executive’s principal place of employment from the New York Metropolitan area and, in any such case, within 90 days following the occurrence of an event described in (i), (ii) or (iii) the Executive notifies the Company that such event has occurred, and the Company fails to cure the event (and the Executive does not waive the Company’s failure to cure the event) within thirty (30) days after its receipt of such notice.

5.1.5     Termination by the Company Without Cause. The Company may terminate the Executive’s employment for any reason at any time, other than for Disability or Cause.

5.1.6     Termination by the Executive Without Good Reason. The Executive may terminate his employment with the Company without Good Reason upon thirty (30) days prior written notice (which notice period may be waived by the Company).

5.2.     Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment, if applicable, under the provision so indicated.

5.3.     Date of Termination. The “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to subsection 5.1.2 above, fifteen (15) days after Notice of Termination is given, (iii) if the Executive’s employment is terminated pursuant to subsection 5.1.3 above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, if any, (iv) if the Executive’s employment is terminated pursuant to subsection 5.1.4 above, thirty-one days after the Company receives the Executive’s notice of the event constituting Good Reason (provided the Company did not cure the event (unless the Executive waives the Company’s failure to cure and elects to remain employed)), and (v) if the Executive’s employment is terminated for any other reason, the effective date of termination set forth in the Notice of Termination. Notwithstanding the foregoing, for purposes of determining the right to, or timing of, any payments that are subject to Section 409A or intended to qualify as a separation pay plan under Section 409A, the Date of Termination shall be the date on which the Executive experiences a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

5.4     Compensation Upon Termination.

5.4.1     Termination for Cause, Without Good Reason or Due to Death or Disability. If prior to the expiration of the Term, the Company terminates the Executive’s employment due to Disability or for Cause, the Executive terminates his employment without Good Reason or employment terminates as a result of the Executive’s death, the Company shall (i) pay the Executive his Base Salary through the Date of Termination (at the rate in effect at the time Notice of Termination is given), in accordance with the Company’s regular payroll practice (unless earlier payment is required under applicable law), (ii) reimburse the Executive for all reasonable business expenses incurred prior to the Date of Termination, within sixty (60) days of the Date of Termination provided the Executive provides proper substantiation no later than ten (10) days after the Date of Termination and (iii) pay or provide to the Executive all accrued benefits that are payable to the Executive pursuant to any employee benefit plan of the Company at the time and in the manner provided under the applicable plan and (iv) pay any Bonus earned but not yet paid for a prior fiscal year at the time set forth in Section 2.4 (the amounts described in (i) through (iv) collectively referred to herein as the “Accrued Obligations” and the Company shall have no further obligation with respect to this Agreement). The Executive shall not be entitled to any Bonus for the fiscal year in which his termination occurs or any subsequent fiscal year.

5.4.2     Termination Without Cause or for Good Reason

                       (a) If the Company terminates Executive’s employment without Cause (other than due to Disability) or the Executive terminates his employment for Good Reason prior to expiration of the Term, the Company shall pay to the Executive all Accrued Obligations, which for purposes of this subsection shall include any unpaid signing bonus and the prorated Annual Performance Bonus. In addition, provided the Executive signs a general release in favor of the Company and its affiliates (a “Release”) within forty-five (45) days of his Date of Termination, and does not revoke such Release, the Company shall pay the Executive severance (“Severance”) equal to one year of Base Salary (at the rate in effect as of the Date of Termination), payable in equal installments (no less frequently than monthly) in accordance with the Company’s regular payroll practices, beginning on the first regular payroll date after the revocation period for the Release has expired and continuing for twelve months thereafter (the “Severance Period”). Notwithstanding the foregoing, to the extent any portion of the Severance is considered to be deferred compensation subject to Section 409A, if the forty-five day period for signing the Release plus the applicable revocation period begin in one calendar year and end in another calendar year, any installments of Severance that otherwise would have been paid during that period will be accumulated and paid in the second calendar year (on the first payroll date in such year following expiration of the revocation period) and all other installments of Severance will be paid when otherwise due. To the extent any portion of the Severance or other amounts, the timing of which depends on the Executive’s Date of Termination, constitute deferred compensation subject to Section 409A, if the Executive is a “specified employee” within the meaning of Section 409A as of his separation from service (as determined in accordance with the methodology established by the Company), such portion of the Severance or other amounts that otherwise would have been paid during the “Applicable Period” shall be accumulated and paid in a lump sum on the first business day following the end of the Applicable Period. The “Applicable Period” is the period beginning on the Executive’s separation from service and ending on the first date that is six (6) months after the Executive’s separation from service or if sooner, the first business day after the Executive’s death.

Additionally, (in the event of a termination by the Company without Cause (other than due to Disability) or by the Executive for Good Reason) any options granted pursuant to Section 2.5 that are outstanding, but not vested, as of the Date of Termination shall become vested and exercisable as set forth in the applicable option agreement.

5.4.3. Termination Due to Non-Renewal by Company. If not previously terminated for any reason prior to the expiration of the Term of this Agreement and either party does not wish to continue the employment relationship, this Agreement and the Executive’s employment shall terminate on such expiration date. If the Company gives notice that it does not wish to extend the Term, enter into a new agreement or renew the Agreement (collectively, “Renewal”) at least ninety (90) days prior to the end of the Term, the employment will terminate at the end of the Term and Executive shall only be entitled to the Accrued Obligations. If the Company provides less than ninety (90) days’ notice, then the Company shall pay the Executive an amount equal to Base Salary, at its then current daily rate, for the excess of ninety (90) days over the number of days notice of non-Renewal the Company gave the Executive prior to expiration of the Term. Such amount (if any) shall be payable in equal installments (no less frequently than monthly) at the daily rate of Base Salary payments in effect immediately prior to termination, beginning with the first payroll period following the Executive’s separation from service. In addition, Executive shall be entitled to receive at the end of the Term, in the event this Agreement terminates at the expiration of the Term, a severance payment equal to ninety (90) days of Base Salary, payable in the same manner and same time as set forth in the immediately preceding sentence. To the extent they constitute deferred compensation subject to Section 409A, the payments shall be subject to the delay during the Applicable Period set forth in Section 5.4.2.

                         5.4.4. Death During Severance Period. In the event of the Executive’s death during the Severance Period, any severance payments shall continue to be made in accordance with their terms during the remainder of the Severance Period to the beneficiary designated in writing for such purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate.

6.	INSURABILITY; RIGHT TO INSURE

During the continuance of the Executive’s employment hereunder, the Company shall have the right to maintain key man life insurance in its own name covering the Executive’s life in such amount as shall be determined by the Company, for a term ending on the termination or expiration of this Agreement. The Executive shall use his reasonable best efforts to assist the Company in procuring of such insurance by submitting to the required medical examinations, if any, and by filling out, executing and delivering truthful applications and other instruments in writing as may be reasonably required by an insurance company or companies to which application or applications for insurance may be made by or for the Company.

7.	PROPRIETARY INFORMATION; CONFIDENTIALITY; NON-COMPETITION; NONSOLICITATION

7.1.     The term “Proprietary Information” means information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to or required by the Company, and which has any commercial or economic value, actual or potential, in the Company’s business, and includes, without limitation, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, source code, object code, master works, master databases, algorithms, flow charts, formulae, circuits, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, intellectual property including patents and patent applications, business plans, past or future financing, marketing, forecasts, pricing, customers, vendors, costs, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost, financial statements or other financial data concerning any of the foregoing or the Company and its operations generally. The Executive understands that the provision of his employment creates a relationship of confidence and trust between him and the Company with respect to the Company and the Proprietary Information of the Company and its customers which may be learned by the Executive during the period of the Executive’s employment.

7.2      The Executive acknowledges and agrees that all Proprietary Information and all patents, copyrights, trade secret rights, rights with respect to mask works and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. To the extent that, for any reason, such Proprietary Information or rights may not vest in the Company, the Executive hereby sells, transfers, conveys and assigns to the Company any such rights or rights he may have or acquire in such Proprietary Information. At all times, both during the Term and thereafter, the Executive will keep in strict confidence and trust and will not use or disclose any Proprietary Information or anything relating to it to any other person, whether or not for reasons of gain, without the written consent of the Company, except as may be necessary in the ordinary course of performing his duties to the Company. The Executive will defend the Company against all claims, actions, suits, or other proceedings against the Company arising out of or resulting from breach of this Section 7, and shall indemnify and hold the Company harmless from and against all judgments, losses, liabilities, damages, costs and expenses (including without limitation, reasonable attorneys’ fees and attorneys’ disbursements) arising out of or incurred in connection with all such claims, actions, suits or other proceedings.

7.3      In the event of the termination of the Executive’s employment, whether by the Company or the Executive, for any reason, the Executive shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to the Executive by the Company or produced by the Executive or others in connection with the Executive’s employment immediately as and when requested by the Company.

7.4      During the Term of this Agreement and for a period of two (2) years thereafter (whether or not this Agreement has been terminated by the Company or the Executive for any reason prior to the expiration of the Term), the Executive will not, either directly or through others:

(a)     solicit, cause to be solicited, or attempt to solicit any employee, independent contractor, consultant or customer or client of the Company to terminate his relationship with the Company in order to become an employee, consultant, independent contractor, customer or client to or for any other person or entity, or otherwise encourage or solicit any employee, consultant, independent contractor, customer or client of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company; or

(b)     take any action which constitutes an interference with or a disruption of any of the business activities of the Company.

7.5      During the Term of this Agreement and for a period of six (6) months thereafter (whether or not this Agreement has been terminated by the Company or the Executive for any reason prior to the expiration of the Term), the Executive will not, either directly or through others: engage, directly or indirectly, or have an interest, directly or indirectly, anywhere in the United States of America or any other geographic area where the Company does business or in which its products or services are marketed, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except with respect to the Executive's employment by the Company), or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business competitive with or substantially similar to the businesses engaged in by the Company during the Term of this Agreement (it being understood hereby, that the ownership by the Employee of five percent (5%) or less of the stock of any company listed on a national securities exchange shall not be deemed a violation of this Section 7.5). Notwithstanding anything in this Section 7.5 to the contrary, Executive shall only be bound by the provisions of this Section during the period he is receiving any monies from the Company.

7.6      At no time during the Term, or thereafter shall the Executive directly, or indirectly, disparage the commercial, business or financial reputation of the Company.

7.7     The Executive represents that his performance of services hereunder will not breach any agreement or obligation to keep in confidence Proprietary Information acquired by him in confidence or in trust prior to the Executive’s provision of services hereunder. The Executive has not entered into, and the Executive agrees that he will not enter into, any agreement either written or oral in conflict with this Agreement or in conflict with his employment hereunder.

7.8     During the Executive’s employment hereunder, the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom the Executive has an obligation of confidentiality, and the Executive will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Executive has an obligation of confidentiality unless expressly authorized in writing by that former employer or person. The Executive will use in the performance of his services only information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

7.9     In the event that the Executive is no longer employed by the Company, he hereby consents to the notification of any new employer of his rights and obligations under this Agreement.

7.10     Without intending to limit the remedies available to the Company, including damages for breach of contract, the Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7. The Executive hereby acknowledges and agrees that the type and periods of restrictions imposed in this Section 7 are fair and reasonable and are reasonably required for the protection of the Company’s confidential information and the goodwill associated with the business of the Company. Further, the Executive acknowledges and agrees that the restrictions imposed in this Section 7 will not prevent his from obtaining suitable employment after his employment with the Executive ceases or from earning a livelihood. If for any reason it is held that the restrictions under this Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section as will render such restrictions valid and enforceable.

7.11     For the purposes of this Section 7, the Company shall include any and all of its subsidiaries and affiliates.

8.	EXECUTIVE’S COOPERATION

During the Term and thereafter, the Executive shall cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments).

9.	RIGHTS OF INDEMNIFICATION

The Company shall indemnify the Executive to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts (including without limitation, judgments, fines, settlement payments, expenses and attorney’s fees) incurred or paid by the Executive in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or the acting by the Executive as a director, officer or employee of the Company, or any other person or enterprise at the Company’s request.

10.	MISCELLANEOUS

10.1.     Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	National Holdings Corporation 410 Park Avenue, 14th Floor New York, New York 100221 Attn: Chief Executive Officer

To Glenn C. Worman:	385 Princeton Avenue Brick, New Jersey 08724

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice is mailed.

10.2.     Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement, including the provisions of Section 7, is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.3.     Binding Effect; Benefits. Executive may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

10.4.     Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Executive and the Company. This Agreement may be amended at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

10.5     Warranty. The Executive hereby represents and warrants as follows: (i) that the execution of this Agreement and the discharge of the Executive’s obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between the Executive and any other party or parties; and (ii) the Executive’s resume which was provided to the Company by the Executive and other statements made about the Executive’s employment history to the Company by the Executive are true, accurate and complete in all material respects.

10.6     Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be authorized or required under the Company’s employee benefit plans, if any.

10.7     Governing Law; Consent to Personal Jurisdiction.

(a) This Agreement shall be deemed to have been made and delivered in New York, New York and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York.

(b) At the Company’s option, any dispute or controversy under this Agreement shall be determined in an arbitration proceeding before three (3) arbitrators of the AAA; or in a lawsuit in New York, New York. The award in any arbitration hereunder shall be final, and judgment upon the award rendered may be entered in any court, state or Federal, having jurisdiction and the parties hereby submit to the jurisdiction of any such court for the purpose of such arbitration and the entering of such judgment.

(c) The venue of the arbitration or the Supreme Court action shall be New York, New York.

(d) The prevailing party in any arbitration or lawsuit shall recover from the other party all costs and disbursements of the arbitration or lawsuit, including reasonable legal fees within sixty (60) days after such arbitration award or judgment is rendered.

(e) The parties further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding, and agree that service of process upon either such party may be made in accordance with Section 10.1 of this Agreement and shall be deemed in every respect effective service of process upon such party, in any such suit, action or proceeding.

10.8     Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. A photocopy or electronic facsimile of this Agreement or of any signature hereon shall be deemed an original for all purposes.

10.9     Survival. The provisions of Sections 7 and 8 of this Agreement shall survive the termination of this Agreement.

10.10     Section 409A Omnibus Provision. Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit that is provided pursuant to this Agreement that may be considered deferred compensation subject to Section 409A shall be provided and paid in a manner, and at such time, as complies with the applicable requirements of Section 409A or that meets an applicable exemption from Section 409A. Notwithstanding any other provision of this Agreement, the Company's Compensation Committee or Board of Directors is authorized to amend this Agreement in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code. Notwithstanding the foregoing or any other provision of this Agreement, neither the Company, nor any of its affiliates, nor any of their officers, directors, employees or representatives shall be liable to the Employee for any interest, taxes or penalties resulting from non-compliance with Section 409A.

For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

To the extent they constitute deferred compensation under Code Section 409A, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. Any such reimbursement of an eligible expense shall be made promptly after proper substantiation of such expense, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

10.11     Legal Advice. The Executive acknowledges that he has had the opportunity to receive independent tax and legal advice from attorneys of its choice with respect to the advisability of executing this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written:

COMPANY:

NATIONAL HOLDINGS CORPORATION

By:	/s/ Robert B. Fagenson
Name:	Robert B. Fagenson
Title:	Chairman and Chief Executive Officer

EXECUTIVE:

/s/ Glenn C. Worman

Glenn C. Worman

22